EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BONE BIOLOGICS CORPORATION

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	—	—	$5,000,000	(3)	$0.0001531	$765.50
Fees to Be Paid	Equity	Pre-Funded Warrants to purchase shares of Common Stock(4)	Other	—	—	—		—	—
Fees to Be Paid	Equity	Common Stock Underlying Pre-Funded Warrants	457(o)	—	—	—	(3)	—	—
Fees to Be Paid	Equity	Series D Warrants to purchase shares of Common Stock(4)	Other	—	—	—		—	—
Fees to Be Paid	Equity	Common Stock Underlying Series D Warrants	457(o)	—	—	$5,000,000		$0.0001531	$765.50
Fees to Be Paid	Equity	Series E Warrants to purchase shares of Common Stock(4)	Other	—	—	—		—	—
Fees to Be Paid	Equity	Common Stock Underlying Series E Warrants	457(o)	—	—	$5,000,000		$0.0001531	$765.50
Fees to Be Paid	Equity	Placement Agent Warrants to purchase Common Stock(4)	Other	—	—	—		—	—
Fees to Be Paid	Equity	Common Stock Underlying Placement Agent Warrants(5)	457(o)	—	—	$375,000		$0.0001531	$57.41
		Total Offering Amounts				$15,375,000			$2,353.91
		Total Fees Previously Paid							$—
		Total Fee Offsets							—
		Net Fee Due							$2,353.91

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.
(4)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of the warrants.
(5)	The Placement Agent Warrants are exercisable for a number of shares of common stock equal to 6% of the shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the pre-funded warrants), at an exercise price equal to 125% of the public offering price per share and accompanying warrant.